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                                                                    Exhibit 4.6



                               A. M. CASTLE & CO.




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                               SECOND AMENDMENT TO
                                 NOTE AGREEMENT

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                          Dated as of November 22, 2002






              $25,000,000 RESET RATE SENIOR SECURED NOTES DUE 2009



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                                                         As of November 22, 2002

To each of the Current Holders
Named in Annex 1 hereto

Ladies and Gentlemen:

     A. M. CASTLE & CO., a Maryland corporation (together with any successors and assigns, the "Company"), hereby agrees with each of you as follows:

1.   PRIOR ISSUANCE OF NOTES, ETC.

     The Company issued and sold twenty-five million dollars ($25,000,000) in aggregate principal amount of its 7.54% Senior Notes due May 30, 2009 (the "Existing Notes" and, as amended by this Agreement and as may be further amended, restated or otherwise modified from time to time, the "Notes") pursuant to a Note Agreement, dated as of May 15, 1997, between the Company and the purchasers named in Schedule 1 thereto (the "Original Note Agreement"). The Original Note Agreement was amended by the First Amendment and Waiver to Note Agreement dated as of December 1, 1998 (the Original Note Agreement, as amended by the foregoing and as in effect immediately prior to giving effect to the amendments provided for by this Agreement, is referred to herein as the "Existing Note Agreement" and, as may be amended pursuant to this Agreement and as may be further amended, restated or otherwise modified from time to time, the "Note Agreement"). The register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in Annex 1 hereto (collectively, the "Current Holders") is currently a holder of the aggregate principal amount of the Notes indicated in such Annex.

2.   REQUEST FOR CONSENT TO AMENDMENTS

     The Company requests that each of the Current Holders consent to the amendments (collectively, the "Amendments") to the Existing Note Agreement provided for by this Agreement.

3.   WARRANTIES AND REPRESENTATIONS

     To induce the Current Holders to enter into this Agreement and to consent to the Amendments, the Company warrants and represents to each of the Current Holders as follows (it being agreed, however, that nothing in this Section 3 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Existing Note Agreement, and that all of such other warranties and representations, as well as the warranties and representations in this Section 3, shall survive the effectiveness of the Amendments):

     3.1. No Material Adverse Change.

     Except for matters publicly disclosed in the Company's most recent reports to the Commission under the Exchange Act, since December 31, 2001, there has been no change in the business operations, profits, financial condition, properties or business prospects of the Company except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     3.2. Corporate Authority; Authorization.

     The Company is a corporation duly organized and existing in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under the Note Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3. Full Disclosure.

     Neither the financial statements and other certificates previously provided to each of the Current Holders pursuant to the provisions of the Existing Note Agreement nor the statements made in this Agreement nor any other written statements furnished to each of the Current Holders by or on behalf of the Company in connection with the proposal and negotiation of the transactions contemplated hereby (other than pro forma financial information or financial or other projections or any forward-looking statements), or disclosed in the Company's report on Form 10-Q filed with the Commission on November 14, 2002 or report on Form 10-K filed with the Commission on March 14, 2002, taken as a whole, contained any untrue statement of a material fact or omitted a material fact necessary to make the statements contained therein and herein not misleading, in each case as of the time such financial statements or certificates were provided or such statements were made or furnished. There is no fact known to the Company relating to any event or circumstance that has occurred or arisen since the Closing Date that the Company has not disclosed to each of the Current Holders in writing or disclosed in the Company's report on Form 10-Q filed with the Commission on November 14, 2002 or report on Form 10-K filed with the Commission on March 14, 2002, that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have, a Material Adverse Effect. All pro forma financial information, financial or other projections and forward-looking statements delivered to the Current Holders has been prepared in good faith by the Company based on reasonable assumptions.

                                       2

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     3.4. Ownership of Subsidiaries.

          (a) Annex 2 contains a complete and correct description of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary. The Subsidiary Side Letter contains a complete and correct description of the Company's Subsidiaries, showing, as to each Subsidiary, the book value of its assets as of September 30, 2002 and its contribution to Consolidated EBITDA for the four quarter period ended on September 30, 2002.

          (b) Each Subsidiary identified in Annex 2 is a corporation or other legal entity duly organized, validly existing and, except as set forth in Annex 2, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

     3.5. Title to Properties.

     The Company and its Subsidiaries have good and sufficient title to or the legal right to use their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet of the Company delivered pursuant to the provisions of Section 6.6 of the Existing Note Agreement (except as sold or otherwise disposed of in the ordinary course of business) or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear from Liens not permitted by the Note Agreement.

     3.6. Solvency.

     The fair value of the business and assets of each of the Company and each Subsidiary, exceeds, as of the Effective Date, the amount that will be required to pay the probable liabilities of such Person (including subordinated, contingent, unmatured and unliquidated liabilities), on existing debts as they may become absolute and matured. No such Person, after the Effective Date, will be engaged in any business or transaction, or be about to engage in any business or transaction, for which such Person has unreasonably small assets or capital, and no such Person has incurred, or has any intent to, incur debts that would be beyond such Person's ability to pay as they mature.

                                       3

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     3.7. Intent.

     Neither the Company nor any Subsidiary is entering into this Agreement with any intent to hinder, delay, or defraud either current creditors or future creditors of the Company or any Subsidiary.

     3.8. No Defaults.

     No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the effectiveness of the Amendments, would constitute a Default or an Event of Default.

     3.9. Financial Statements.

     The quarterly and annual financial statements most recently delivered to each of the Current Holders pursuant to Section 6.6 of the Existing Note Agreement have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of such dates and the results of their operations and cash flows for the periods specified therein.

     3.10. Litigation; Observance of Agreements.

           (a) Other than as disclosed in the footnotes to the financial statements in the Company's most recent report on Form 10-Q and Form 10-K filed with the Commission on November 14, 2002 and March 14, 2002, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (b) Neither the Company nor any Subsidiary is in default under any term of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                                       4

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     3.11. Charter Instruments; Other Agreements.

     Neither the Company nor any Subsidiary is in violation in any respect of any term of any charter instrument or bylaw. Upon the execution and delivery hereof and the effectiveness of the Amendments as provided herein, neither the Company nor any Subsidiary is in violation or default in any material respect of any term in any agreement or other instrument to which it is a party or by which it or any of its material property may be bound or affected. The execution, delivery and performance by the Company of this Agreement will not conflict with or result in the breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or violate any provision of any statute or other rule or regulation of any Government Authority applicable to the Company or any Subsidiary.

     3.12. Taxes.

     The Company and the Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company and the Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1997.

     3.13. Certain Laws.

     The execution and delivery of this Agreement by the Company:

          (a) is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts, as amended, or the Federal Power Act, as amended, and

          (b) does not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

                                       5

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     3.14. Guarantee Representations.

     All of the representations and warranties of the Company and each Guarantor set forth in the Guarantee Agreement are true and correct.

     3.15. Debt; Liens.

     Annex 3(a) to this Agreement correctly describes all Debt of the Company and its Subsidiaries as of the date hereof. Annex 3(b) to this Agreement correctly describes all outstanding Liens securing Debt in an amount greater than $1,000,000 and all other material Liens on property of the Company or its Subsidiaries as of the date hereof. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary listed on Annex 3(a) hereto and no event or condition exists with respect to any Debt of the Company or any Subsidiary listed on Annex 3(a) that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.


     3.16. Transaction is Legal and Authorized; Obligations are Enforceable.


           (a) Transaction is Legal and Authorized. Each of the execution and delivery of this Agreement and the Guarantee Agreement by the Company and each Guarantor and compliance by the Company and each of the Guarantors with all of their respective obligations thereunder:

               (i) is within the corporate powers of the Company and each Guarantor, as the case may be;

               (ii) is legal and, except as set forth on Annex 4, does not conflict with, result in any material breach in any of the provisions of, constitute a material default under, or result in the creation of any Lien upon any material property of the Company or any Guarantor under the provisions of, any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it or any of its property may be bound; and

               (iii) does not give rise to a right or option of any other Person under any agreement or other instrument, which right or option could reasonably be expected to have a Material Adverse Effect.

           (b) Obligations are Enforceable. Each of this Agreement and the Guarantee Agreement have been duly authorized by all necessary action on the part of the Company and each of the Guarantors, as the case may be, and has been executed and delivered by one or more duly authorized officers of

                                       6

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     the Company and each of the Guarantors party thereto, and each constitutes a legal, valid and binding obligation of the Company and each of the Guarantors party thereto, enforceable in accordance with its terms, except that such enforceability may be:

               (i) limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally; and

               (ii) subject to the availability of equitable remedies.

     3.17. Governmental Consent.

     Neither the nature of the Company or any Guarantor thereof, or of any of their respective businesses or properties, nor any relationship between the Company or any such Guarantor and any other Person, nor any circumstance in connection with the execution and delivery of this Agreement or the Guarantee Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company or any Guarantor as a condition to the execution and delivery of this Agreement or the Guarantee Agreement.

4.   AMENDMENTS; WAIVERS; ACKNOWLEDGMENTS.

     4.1. Amendments to Existing Note Agreement and Existing Notes.

          (a) Subject to the provisions of Section 4.2, the Existing Note Agreement is hereby amended in the manner specified in Exhibit A to this Agreement.

          (b) Subject to the provisions of Section 4.2, the Existing Notes are hereby amended in the manner specified in Exhibit B1 to this Agreement.

     4.2. Effectiveness of Amendments and Waivers.

     The Amendments contemplated by Section 4.1(a) and 4.1(b) shall become effective (the date of such effectiveness herein referred to as the "Effective Date"), if at all, at such time as the Company and each Current Holder shall have consented in writing to such Amendments by executing and delivering the applicable counterparts of this Agreement. It is understood that any Current Holder may withhold its consent for any reason or for no reason, and that, without limitation of the foregoing, any Current Holder hereby makes the granting of its consent contingent upon its receipt of each of the following:

     (a) a certificate of the Secretary or Assistant Secretary of the Company certifying as to resolutions of its Board of Directors and other constitutive documents which authorize and permit the Company to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

                                       7

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     (b) closing opinions from (i) Sidley Austin Brown & Wood LLP, special counsel to the Company, (ii) Ballard Spahr, special Maryland counsel to the Company, and (iii) Jerry Aufox, Corporate Counsel of the Company, dated as of the Effective Date, covering the matters set forth on Exhibit C to this Agreement. This Section 4.2(b) shall constitute direction by the Company and each Guarantor to such counsel to deliver such closing opinions to the Current Holders;

     (c) confirmation from your special counsel that its fees and disbursements reflected on a statement delivered in connection with the execution and delivery of this Agreement pursuant to Section 7 have been paid in full;

     (d) if required by applicable regulations, a Private Placement Number issued by Standard & Poor's CUSIP Service Bureau reflecting the amendment to the interest rate on the Notes contemplated by this Agreement;

     (e) a Guarantee Agreement, dated as of November 22, 2002 (as may be amended, restated or otherwise modified from time to time, the "Guarantee Agreement"), duly executed by each Guarantor in substantially the form of Exhibit D to this Agreement, and (ii) a certificate of the Secretary or Assistant Secretary of each such Guarantor certifying as to the resolutions of their Board of Directors and other constitutive documents which authorize and permit such Guarantors to execute and deliver the Guarantee Agreement and to consummate the transactions contemplated hereby;

     (f) the Company shall have received at least $10,000,000 in gross proceeds from the issuance and sale of its convertible preferred stock (in one or more transactions) substantially in accordance with the economic terms set forth on the term sheet dated as of October 24, 2002;

     (g) copies of one or more agreements reasonably satisfactory to such Current Holder providing for amendments to certain covenants of the Company contained in agreements of the Company with The Bank of Nova Scotia, Bank of America, N.A. and The Northern Trust Company; and

     (h) the Subsidiary Side Letter.

     4.3. No Other Amendments; Confirmation.

     Except as expressly provided herein, (a) no terms or provisions of any agreement are modified or changed by this Agreement, (b) the terms of this Agreement shall not operate as a waiver by you of, or otherwise prejudice any of your rights, remedies or powers under, the Existing Note Agreement, the Existing Notes or any other instrument or agreement executed in connection therewith or under any applicable law, and (c) the terms and provisions of the Existing Note Agreement, the Existing Notes and each other instrument or agreement executed in connection therewith shall continue in full force and effect.

 5.  COLLATERAL COVENANT

     (a) The Company hereby agrees and covenants that it will, and will cause each Significant Subsidiary to, on or before December 23, 2002, enter into, or cause to be delivered, such agreements, documents or instruments of any kind (including, without limitation, security agreements, mortgages, deeds of trust, UCC financing statements and opinions of nationally recognized counsel as to the enforceability, Lien perfection, no conflicts with agreements and other customary matters), acceptable in all respects to the Required Holders, to grant Liens in favor of a Collateral Agent on all personal property of the Company and Significant Subsidiaries whether now held or hereafter acquired by the Company or any such Significant Subsidiary (other than Excluded Receivables and Excluded Collateral), in each case to secure the obligations of the Company and each Guarantor under the Note Agreement, the Notes and the Guarantee Agreement; provided, that the Company's obligation to grant such Liens on or before December 23, 2002 shall be conditioned upon the execution by the holders of Notes and the Other Senior Creditors of an Acceptable Intercreditor Agreement. The Company further agrees and covenants that it will, and will cause each Significant Subsidiary to, as soon as reasonably practicable after the Effective Date and in any event on or before February 15, 2003, enter into, or cause to be delivered, such agreements, documents or instruments of any kind (including, without limitation, security agreements, mortgages, deeds of trust, UCC financing statements and opinions of nationally recognized counsel as to the enforceability, Lien perfection, no conflicts with agreements and other customary matters) acceptable in all respects to the Required Holders, to grant Liens in favor of the Collateral Agent on all real property owned by the Company or any Significant Subsidiary, whether now held or hereafter acquired by the Company or any such Significant Subsidiary (other than Excluded Collateral), in each case to secure the Obligations of the Company and each Guarantor under the Agreement and the Guarantee Agreement; provided, that the Company's obligation to grant such Liens by February 15, 2003 shall be conditioned upon the execution by the holders of the Notes and the Other Senior Creditors of an Acceptable Intercreditor Agreement. Such collateral may be shared on a pari passu basis with the Other Senior Creditors pursuant to an Acceptable Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or the Note Agreement, the failure to comply with this Section 5(a) despite the exercise by the Company of all commercially reasonable efforts to effect such compliance shall not constitute a Default or Event of Default under this Agreement or the Note Agreement and the sole and exclusive remedy for any breach of this Section 5(a) shall be the adjustments set forth in the definitions of "Applicable Base," "First Year Ratio" and "Second Year Ratio" as they relate to
Section 7.1 or 7.2 of the Note Agreement, as applicable.

                                       9

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     (b) Each of the holders of the Notes agrees (i) to use commercially reasonable efforts to negotiate the terms of, and, contemporaneously with the grant of such Liens to enter into, an Acceptable Intercreditor Agreement with a bank or trust company to act as Collateral Agent and each of the Other Senior Creditors (which Acceptable Intercreditor Agreement will provide that the Collateral Agent may enter into an intercreditor agreement with the lender(s) or purchaser(s) under any Receivables Purchase Agreement); and (ii) that at such time the Company enters into an Acceptable Revolving Credit Facility to replace the Existing Receivables Purchase Agreement (or any replacement thereof) and the Company's unsecured debt obligations are Investment Grade, it will promptly take such action requested by the Company to instruct the Collateral Agent to release the Liens granted pursuant to the Security Documents as of the time such Acceptable Revolving Credit Facility is entered into and becomes effective.

6.   DEFINED TERMS

     Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Existing Note Agreement as contemplated to be amended by the Amendments.

7.   EXPENSES

     Whether or not any of the Amendments becomes effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Agreement, including, but not limited to, (a) the cost of reproducing this Agreement and the other documents delivered in connection herewith and (b) the reasonable fees and disbursements of the Current Holders' special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Agreement. This Section 7 shall not be construed to limit the Company's obligations under Section 11.1 of the Note Agreement.

8.   MISCELLANEOUS

     8.1. Part of Note Agreement, Future References, etc.

     The Agreement shall be construed in connection with and as a part of each of the Existing Note Agreement and the Existing Notes and, except as expressly amended by this Agreement, all terms, conditions and covenants contained in the Existing Note Agreement, the Existing Notes and the other documents executed and/or delivered in connection therewith are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Agreement without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

                                       10

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     8.2. Governing Law.

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS, UNITED STATES OF AMERICA, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

     8.3. Duplicate Originals, Execution in Counterpart.

     Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall become effective at the time provided in Section 4.2 hereof, and each set of counterparts that, collectively, show execution by the Company and each consenting Current Holder shall constitute one duplicate original.

     8.4. Binding Effect.

     This Agreement shall be binding upon and shall inure to the benefit of the Company and you and your respective successors and assigns.

   [Remainder of page intentionally left blank. Next page is signature page.]


                                       11

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     If this Agreement is satisfactory to you, please so indicate by signing the applicable acceptance on a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding among the Company and you in accordance with its terms.

                                            Very truly yours,

                                            A. M. CASTLE & CO.



                                            By:  /s/  G. Thomas McKane
                                               --------------------------------
                                            Name:     G. Thomas McKane
                                            Title:    President and
                                                      Chief Executive Officer


             [Signature Page to Second Amendment to Note Agreement]

Accepted:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:  David L. Babson & Company Inc.,
     as Investment Adviser


By:  /s/  Emeka O. Onukwugna
   ------------------------------------
Name:     Emeka O. Onukwugna
Title:    Managing Director


UNITED OF OMAHA LIFE INSURANCE COMPANY



By:  /s/  Edwin H. Garrison, Jr.
   ------------------------------------
Name:     Edwin H. Garrison, Jr.
Title:    First Vice President


The undersigned Guarantors of the company hereby acknowledge and agree to the terms and provisions contained herein and consent to the Company's execution hereof:

KEYSTONE TUBE COMPANY, LLC


By:  /s/  Jerry M. Aufox
   ------------------------------------
Name:     Jerry M. Aufox
Title:    Secretary



TOTAL PLASTICS, INC.


By:  /s/  Jerry M. Aufox
   ------------------------------------
Name:     Jerry M. Aufox
Title:    Secretary


             [Signature Page to Second Amendment to Note Agreement]

PARAMONT MACHINE COMPANY LLC


By:  /s/  Jerry M. Aufox
   ------------------------------------
Name:     Jerry M. Aufox
Title:    Secretary



ADVANCED FABRICATING TECHNOLOGY, LLC


By:  /s/  Jerry M. Aufox
   ------------------------------------
Name:     Jerry M. Aufox
Title:    Secretary



OLIVER STEEL PLATE CO.


By:  /s/  Jerry M. Aufox
   ------------------------------------
Name:     Jerry M. Aufox
Title:    Secretary



METAL MART, LLC


By:  /s/  Jerry M. Aufox
   ------------------------------------
Name:     Jerry M. Aufox
Title:    Secretary



DATAMET, INC.


By:  /s/  Jerry M. Aufox
   ------------------------------------
Name:     Jerry M. Aufox
Title:    Secretary


             [Signature Page to Second Amendment to Note Agreement]

                                    EXHIBIT A



     1. Section 1.1 of the Existing Note Agreement is hereby amended by deleting the phrase "rate of 7.54% per annum" and substituting "Reset Rate" in lieu thereof.

     2. Section 1.1 of the Existing Note Agreement is hereby amended by deleting the phrase "9.54%" and substituting "the Reset Rate plus two percent (2%) per annum" in lieu thereof.

     3. The definition of "Net Working Capital" appearing in Section 5.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

        "Net Working Capital - the sum of (i) the consolidated current assets of the Company and its Subsidiaries determined in accordance with GAAP and (ii) 75% of the LIFO Reserve, less the consolidated current liabilities (excluding Current Debt and Current Maturities of Funded Debt) of the Company and its Subsidiaries determined in accordance with GAAP."

     4. The definition of "Debt" appearing in Section 5.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

        "Debt - All Indebtedness (excluding obligations with respect to bankers' acceptances and trade acceptance financings to the extent such obligations, in the aggregate, are less than $5,000,000, but including any such obligations, in the aggregate, in excess of such amount) of the Company or any Subsidiary, but excluding the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of Receivables of the Company and its Subsidiaries in connection with Securitization Transactions."

     5. The definition of "Indebtedness appearing in Section 5.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

        "Indebtedness - means for any Person, without duplication, all
        (i) obligations for borrowed money or to pay the deferred purchase price of property or assets (except trade account payables), (ii) obligations secured by any Lien upon property or assets owned by such Person, whether or not such Person has

                                  Exhibit A-1
        assumed or become liable for the payment of such obligations,
        (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Lease Obligations, and
        (v) Guaranties of obligations of others of the character referred to in the foregoing clauses (i) through (iv), but excluding from Indebtedness the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of Receivables of the Company and its Subsidiaries in connection with Securitization Transactions."

     6. The definition of "Receivables Purchase Agreement" appearing in Section
5.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

        Receivables Purchase Agreement - means the Existing
        Receivables Purchase Agreement and any other similar agreement pursuant to which any one or more of the Company or any Subsidiary sells its accounts receivable as a means of providing it working capital for its business operations.

     7. The definition of "Consolidated Total Assets" appearing in Section 5.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

        "Consolidated Total Assets - means, at any time, all assets of the Company and its Subsidiaries which would be reflected on a consolidated balance sheet of such Persons at such time prepared in accordance with GAAP."

     8. The following definitions are hereby added to Section 5.1 of the Existing Note Agreement in their proper alphabetical order:

        "Applicable Base - means (a) prior to February 15, 2003,
        $100,000,000 and (b) on or after February 15, 2003 either (i) $100,000,000 if the Notes are Secured or (ii) $115,901,000 if the Notes are not Secured.

        "Acceptable Intercreditor Agreement - means an intercreditor and collateral agency agreement, in form and substance reasonably satisfactory to the Required Holders of the Notes, by and among an independent bank or trust company selected by the Company and reasonably satisfactory to the Required

                                  Exhibit A-2

        Holders but not affiliated with any of such holders or the Other Senior Creditors, the Institutional Holders which are or may become a party to this Agreement, the Other Senior Creditors and the Company which shall provide, among other things, that any future Indebtedness of the Company owing to one or more of the Other Senior Creditors or the Institutional Holders party hereto which is incurred in compliance with
        Section 7.2 hereof, may be secured on an equal and ratable basis by the Liens which are granted pursuant to the terms of the Security Documents.

        Acceptable Revolving Credit Facility - means a loan agreement or similar facility pursuant to which a lender or lenders provides revolving loans to the Company or any Subsidiary for the primary purpose of financing such Person's ongoing business operations so long as such agreement or facility (a) is not secured by Liens on the property of the Company or any Subsidiary and (b) provides for interest rates, fees and other pricing terms similar to those generally available to borrowers whose unsecured long term debt is rated Investment Grade. For the avoidance of doubt, no Receivables Purchase Agreement shall constitute a Revolving Loan Facility.

        A. M. Castle Canada - means A. M. Castle & Co. (Canada), Inc. and any successor thereto.

        Collateral Agent - means an independent bank or trust company selected by the Company and reasonably satisfactory to the Required Holders but not affiliated with any of such holders or the Other Senior Creditors acting as collateral agent or trustee for the benefit of the holders of the Notes and the Other Senior Creditors pursuant to the provisions of the Security Documents.

        Consolidated EBITDA - means, for any period, the sum of (a) Consolidated Net Income for such period; plus (b) to the extent, and only to the extent, that such aggregate amount was deducted in the computation of such Consolidated Net Income, the aggregate amount of (i) income tax expense of the Company and its Subsidiaries for such period, plus (ii) charges for depreciation, amortization and other non-cash charges of the Company and its Subsidiaries for such period, plus (iii) Interest Charges for such period.

                                  Exhibit A-3

        Current Debt - means, at any time and with respect to any Person, all Indebtedness of such Person outstanding at such time other than Funded Debt of such Person.

        Current Maturities of Funded Debt - means (without duplication), at any time and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time which by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is (a) due on demand or within 365 days from such time (whether by sinking fund, other required prepayment or final payment at maturity) and (b)(i) is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date 365 days or more from such time or (ii) if so renewable, extendible or refundable at the option of the obligor, the obligor shall have agreed that it will not renew, extend or refund to a date 365 days or more from such time.

        Effective Date - means the "Effective Date" as defined in the Second Amendment.

        Excluded Collateral - means (i) any property (whether currently existing or subsequently acquired) subject to a Lien permitted under Section 7.4 of this Agreement, to the extent the agreement creating such Lien prohibits additional Liens on such property; (ii) cash sufficient to secure the Company's (or any Subsidiaries') obligations to pay its workmen's compensation benefits, including obligations to any Person providing surety, insurance, letters of credit or other credit support so long as such cash does not secure any other obligation for any other purpose; (iii) all property purchased with proceeds of the note issued pursuant to the Loan Agreement dated as of November 1, 1994 between the Company and the City of Hammond, Indiana; (iv) all properties and assets of A. M. Castle Canada, and any successor holder of such assets; (v) other property with a deminumus fair market value that, individually or in the aggregate with all other such property, is not material to the continued business operations of the Company or any Subsidiary which owns such property; and
        (vi) any leasehold interest in any real property leased by the Company or any Subsidiary the termination of which would not result in a Material Adverse Effect.

                                   Exhibit A-4

        Excluded Receivables - means, at any time, outstanding Receivables and Related Security arising out of the ordinary course of business of the Company or its Subsidiaries which shall have been sold to generate funds for working capital purposes pursuant to the provisions of a Receivables Purchase Agreement which makes funds available to the Company or any Subsidiary in an aggregate amount not exceeding $65,000,000 at any time and covering Receivables not exceeding, in the aggregate, $90,000,000 at any time.

        Existing Receivables Purchase Agreement - means that certain Receivables Purchase Agreement dated as of September 27, 2001 among Castle Funding Corp. as seller, the Company as servicer, Market Street Funding Corporation as issuer and PNC Bank, National Association as administrator (as in effect on the Effective Date).

        Financial Covenant - means any covenant (or substantially equivalent default provision) which requires the Company to attain or maintain a prescribed level of financial condition, financial achievement or results of operations or cash flow or prohibits the Company from taking specified actions (such as incurring Debt, selling assets, making distributions or making investments) unless it will be in compliance with such a prescribed level immediately thereafter, including, without limitation, covenants of the type contained in Section 7 of this Agreement.

        First Year Ratio - means (a) prior to February 15, 2003, .65 to 1.0; and (b) on or after February 15, 2003 either (i) .65 to 1.0 if the Notes are Secured or (ii) .55 to 1.0 if the Notes are not Secured.

        Funded Debt - means with respect to any Person, all Debt which would, in accordance with GAAP, be required to be classified as a long term liability on the balance sheet of such Person prepared in accordance with GAAP, and without limiting the generality of the foregoing shall also include, without limitation (i) any Indebtedness which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than 365 days from the date of creation thereof, (ii) any Indebtedness outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) which would, in accordance with GAAP, be required to be

                                  Exhibit A-5
        classified as a long term liability of such Person, and (iii) any Guaranties of such Person with respect to Funded Debt of another Person.

        Governmental Authority - means (a) the government of (i) the United States of America or any State or other political subdivision thereof, or (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

        Guarantee Agreement - means that certain Guarantee Agreement entered into by each of the Guarantors, substantially in the form of Exhibit C to the Second Amendment, as amended, restated or otherwise modified from time to time.

        Guarantors - means any Subsidiary that is a party to the Guarantee Agreement as of the Effective Date and each other Person which delivers a Guarantee Agreement or a joinder agreement to the Guarantee Agreement pursuant to Section 6.13 hereof, together with the respective successors and assigns of each of the foregoing entities unless and until released in accordance with the terms of this Agreement or the Guarantee Agreement.

        Interest Charges - means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Debt of the Company and its Subsidiaries (including, without limitation, imputed interest on Capitalized Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

        Investment Grade - means in respect of any obligation that such obligation (i) has a rating of Baa3 or greater by Moody's Investor Service or a rating BBB- or greater by Standard &

                                  Exhibit A-6

        Poor's; or (ii) has a rating of NAIC 1 or NAIC 2 from the National Association of Insurance Commissioners; or (iii) in the judgment of the Required Holders and the Other Senior Creditors, has a credit quality equal to or better than one which would be afforded either of the ratings described in clause (i) or clause (ii) of this definition.

        Keystone Guarantee - means that certain Guarantee Agreement, dated as of November 22, 2002, by the Company in favor of Bank of America, N.A. pursuant to which the Company guarantees (i) the payment to Bank of America by the City of LaPorte, Indiana (the "Keystone Issuer") of all principal, interest and any other amounts payable by the Keystone Issuer in respect of the Keystone Issuer's Economic Development Revenue Bonds, Series 1998 (Keystone Services, Inc. Project), and (ii) the payment and performance by Keystone Service, Inc. of all of its covenants, agreements, obligations and liabilities under that certain Loan Agreement, dated as of April 1, 1998, between the Keystone Issuer and Keystone Service, Inc.

        Kreher Steel Letter of Credit Agreement - means the
        Application and Agreement for Standby Letter of Credit, dated March 15, 2002, as amended, pursuant to which Bank of America issued its Irrevocable Standby Letter of Credit No. 7409195 in the stated amount of $5,000,000.

        Material - means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

        Mecklenburg Guaranty - means that certain Guarantee Agreement, dated as of November 22, 2002, by the Company in favor of Bank of America, N.A. pursuant to which the Company guarantees the payment to Bank of America by The Mecklenburg County Industrial Facilities and Pollution Control Financing Authority (the "Mecklenburg Issuer") of all principal, interest and any other amounts payable by the Mecklenburg Issuer in respect to the Mecklenburg Issuer's Tax-Exempt Industrial Revenue Bonds (A. M. Castle & Co. Project) Series 1996.

        Other Senior Creditors - means the following parties or their permitted successor and/or assigns: (i) Bank of America N.A.,
        (ii) Nationwide Life Insurance Company, (iii) The Northern

                                  Exhibit A-7

        Trust Company and (iv) any other holders of Debt of the Company incurred after the Effective Date in compliance with
        Section 7.2 hereof.

        Other Senior Debt - Debt of the Company and/or its Subsidiaries (i) owed to the Bank of America N.A. pursuant to the terms of a Reimbursement Agreement, dated as of June 1, 1994 by the Company in favor of NBD Bank, N.A., as assigned and amended pursuant to an Assignment and Amendment of Reimbursement Agreement, dated as of June 12, 2001, by and among the Company, Bank One, N.A. (successor to NBD Bank, N.A.) and Bank of America, N.A., as further amended pursuant to the Second Amendment to Reimbursement Agreement dated as of November 22, 2002, (ii) owed to Bank of America, N.A. pursuant to the terms of a Reimbursement Agreement dated as of November 1, 1994 by the Company in favor of NBD Bank, N.A., as assigned an amended pursuant to the terms of an Assignment and Amendment of Reimbursement Agreement, dated as of November 1, 2001, by and among the Company, Bank One, N.A. and Bank of America, N.A. and further amended pursuant to the terms of a Second Amendment to Reimbursement Agreement, dated as of November 1, 2001 and a Third Amendment to Reimbursement Agreement dated as of November 22, 2002, (iii) owed to Bank of America, N.A. pursuant to the terms of the Keystone Guarantee,
        (iv) owed to Bank of America, N.A. pursuant to the terms of the Mecklenburg Guaranty, (v) owed to Bank of America, N.A. as reimbursement for payments under the terms of the Kreher Steel Letter of Credit Agreement, as amended, (vi) owed pursuant to a Note Agreement dated as of April 1, 1996 between the Company and Nationwide Life Insurance Company, as amended by a First Amendment and Waiver to Note Agreement, dated as of December 1, 1998 and a Second Amendment to Note Agreement dated as of November 22, 2002, (vii) owed pursuant to a Trade Acceptance Purchase Agreement dated as of August 13, 2001 between the Company and The Northern Trust Company, in an aggregate amount not in excess of $10,000,000, as amended by the First Amendment thereto dated as of April 29, 2002, the Second Amendment thereto dated as of June 30, 2002, and the Third Amendment thereto dated as of November 22, 2002 (viii) owed pursuant to a Note Agreement dated as of March 1, 1998 among the Company, Massachusetts Mutual Life Insurance Company, Mutual of Omaha Life Insurance Company, The Northwestern Mutual Life Insurance Company, United of Omaha Life Insurance

                                  Exhibit A-8

        Company and Allstate Insurance Company, as amended by a First Amendment and Waiver to Note Agreement dated as of December 1, 1998 and a Second Amendment to Note Agreement dated as of November 22, 2002, (ix) Debt of the Company incurred after the Effective Date in compliance with Section 7.2 hereof.

        Receivable - means a payment owing to a Person (whether constituting an account, chattel paper, document, instrument, letter-of-credit right, letter of credit, investment property or general intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.

        Related Security - means with respect to any Receivable: (a) all supporting obligations, security interests or Liens and property subject thereto from time to time securing or purporting to secure the payment of such Receivable by the Person obligated thereon (b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (c) all right, title and interest of the Company or any Subsidiary in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to such Receivable; provided, that Related Security will not include returned goods only to the extent that all amounts required to be paid pursuant to the transactions involving the transfer of such Receivable in respect of such goods have been paid, (d) all collections with respect to any of the foregoing, (e) all records with respect to any of the foregoing, and (f) all proceeds of such Receivable or with respect to any of the foregoing.

        Required Holders - means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, any Subsidiary or any Affiliate).

        Reset Rate - means an annual interest rate equal to 9.54%, provided, however, that in the event the Company shall have replaced the Existing Receivables Purchase Agreement (or any replacement thereof) in its entirety with a Revolving Loan Facility satisfactory to the Required Holders AND so long as neither the Company nor any Subsidiary is a party to any other Receivables Purchase Agreement, then upon execution of such

                                  Exhibit A-9

        Revolving Loan Facility (and so long as neither the Company nor any Subsidiary is a party to a Receivables Purchase
        Agreement), the Reset Rate means an annual interest rate equal to 8.04%.

        Revolving Loan Facility - means a loan agreement or similar facility pursuant to which a lender or lenders provides revolving loans to the Company or any Subsidiary for the primary purpose of financing such Person's ongoing business operations, whether such agreement or facility is secured or unsecured. For the avoidance of doubt, no Receivables Purchase Agreement shall constitute a Revolving Loan Facility.

        Second Amendment - means the Second Amendment to the Note
        Agreement dated as of November 22, 2002 amending this Agreement.

        Second Year Ratio - means on or after December 31, 2003 either
        (i) .60 to 1.0 if the Notes are Secured, or (ii) .55 to 1.0 if the Notes are not Secured.

        Secured - means the Notes are secured by Liens on property representing (in the aggregate) 95% of the book value (measured as of the Effective Date) of all the real and personal property of the Company and Significant Subsidiaries required to be secured (excluding from such calculation, property that the Required Holders or any Other Senior Creditor in good faith has determined to be unsuitable as collateral for environmental concerns) pursuant to the terms and conditions of Section 5 of the Second Amendment including, without limitation, any condition that an Acceptable Intercreditor Agreement be executed prior to the grant of any Liens or security interests.

        Securitization Transactions - means one or more transactions involving the transfer by the Company or any of its Subsidiaries of Receivables and Related Security including, without limitation, the sale or granting of a Lien in such Receivables and Related Security, (not including a Revolving Loan Facility) to an SPV as a contribution to the capital of such SPV or for consideration in the form of cash or advances under a subordinated note due from such SPV, provided such transactions are entered into in good faith to provide working capital to the Company and its Subsidiaries, and provided further that the aggregate outstanding amount of the obligations incurred under all such transactions by all such Persons that would be characterized as principal if such

                                  Exhibit A-10
        transaction or transactions were structured as a secured lending facility rather than as purchase transaction or transactions does not exceed $65,000,000 in the aggregate at any one time outstanding, and provided, further that the aggregate amount of Receivables and Related Security sold, pledged or otherwise transferred to the SPV does not exceed $90,000,000 in the aggregate at any one time outstanding.

        Security Documents - means each of the security agreements, mortgages, deeds of trust, collateral assignments and other similar documents granting Liens to secure, directly or indirectly, the obligations of the Company under this Agreement or the Notes or any of the Guarantors under the Guarantee Agreement.

        Senior Financial Officer - means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

        Significant Subsidiary - means all Subsidiaries of the Company other than: (i) A. M. Castle Canada, (ii) any SPV and (iii) any Subsidiary of the Company which is not required to be a Guarantor pursuant to the provisions of the first sentence of
        Section 6.13 of this Agreement so long as such Subsidiary described in the foregoing has not guaranteed any Debt of the Company or any other Subsidiary (other than the Debt outstanding under this Agreement and the Other Senior Debt).

        SPV - means an entity in which the Company or any of its Subsidiaries owns an equity interest and a substantial economic interest created and maintained for the sole purpose of purchasing or otherwise acquiring interests in Receivables and Related Security from the Company or any of its Subsidiaries.

        Subsidiary Side Letter - means a letter from the Company dated as of the Effective Date to the holders of the Notes setting forth a description of the Company's Subsidiaries showing, as to each Subsidiary, the book value of its assets as of September 30, 2002 and its contribution to Consolidated EBITDA for the fourth quarter period ended on September 30, 2002.

     9. Section 6.6 of the Existing Note Agreement is hereby amended by adding the following new paragraph (j) at the end of Section 6.6:

        "(j) To the extent not otherwise provided herein, all information required to be delivered by the Company or any of its Subsidiaries to the Other Senior Creditors pursuant to the

                                  Exhibit A-11
         terms of any one or more agreements between or among any one or more of them and the Company or any Subsidiary at the same time and in the same manner as delivered to such Persons."

     10. Section 6 of the Existing Note Agreement is hereby amended by adding the following new Section 6.12 to read as follows:

         "6.12 Maintenance of Most Favored Lender Status. The Company hereby acknowledges and agrees that if the Company or any Subsidiary shall enter into or be a party to a Revolving Loan Facility which contains for the benefit of any lender or other Person any Financial Covenants or events of default in respect thereof that are more favorable to such lender than the Financial Covenants and Events of Default in respect of such Financial Covenants contained in this Agreement then, and in each and any such event, the Financial Covenants and Events of Default in this Agreement shall be and shall be deemed to be, notwithstanding Section 9.1 and without any further action on the part of the Company or any other Person being necessary or required, amended to permanently afford (until so amended or waived pursuant to Section 9.1) the holders of the Notes the same benefits and rights as so afforded to any such lender or Person (such deemed amendment may be the addition of one or more new Financial Covenants and Events of Default with respect thereto addressing matters not addressed by the then existing Financial Covenants and Events of Default with respect thereto set forth herein, as well as modifications to such Financial Covenants and Events of Default with respect thereto that are more favorable to such lender or Person). The Company will promptly deliver to each holder of Notes a copy of each Revolving Loan Facility entered into after the Effective Date. Without limiting the effectiveness of the first sentence of this Section 6.12, the Company agrees, no later than forty-five (45) days following the date the Company or any Subsidiary shall have granted any such lender or Person any such benefits or rights, to enter into such documentation as the Required Holders may reasonably request to evidence the amendments provided for in this Section 6.12."

                                  Exhibit A-12

     11. Section 6 of the Existing Note Agreement is hereby amended by adding the following new Section 6.13:

         "6.13 Subsequent Guarantors. The Company covenants that at all times the assets of the Company and all Guarantors shall constitute at least 95% of Consolidated Total Assets (excluding for purposes of this calculation, the assets of A.
         M. Castle Canada and any SPV) and the Company and the Guarantors shall have contributed at least 95% of Consolidated EBITDA (excluding for purposes of this calculation, the EBITDA of A. M. Castle Canada and any SPV) for the four quarters then most recently ended. To the extent necessary to permit the Company to comply with the foregoing the Company will cause one or more Significant Subsidiaries to become Guarantors and the Company will cause each such Subsidiary to deliver to the holders of the Notes (a) a joinder agreement to the Guarantee Agreement, which joinder agreement is to be in the form of Exhibit A to the Guarantee Agreement; (b) an opinion of counsel for such Person with respect to the Guarantee Agreement and such joinder agreement which is in form and substance reasonably acceptable to the Required Holders; and (c) all applicable Security Documents and any other documents as may be necessary or appropriate to permit the Company to be in compliance with its obligations set forth in Section 6.14. The Guarantors shall be permitted to guaranty all Other Senior Debt."

     12. Section 6 of the Existing Note Agreement is hereby amended by adding the following new Section 6.14:

         "6.14 Collateral Covenant. At any time on or after the Effective Date (as such term is defined in the Second
         Amendment), at the Company's expense:

                  (a) The Company will, and will cause each Guarantor to, execute and deliver, within forty-five (45) days after any request therefor by the Required Holders, all further instruments and documents and take all further action that may be necessary, in order to give effect to, and to aid in the exercise and enforcement of the Liens, rights and remedies of the holders of the Notes and the Collateral Agent under, the Note Agreement, the Notes, the Security Documents and each other instrument and agreement executed in connection with any of the foregoing.

                  (b) The Company will, and will cause each Guarantor to, take any and all steps, and execute and deliver one or more Security Documents to insure that all property of the Company and its Significant Subsidiaries (other than Excluded

                                  Exhibit A-13

         Receivables and Excluded Collateral) will be subject to Liens in favor of the Collateral Agent pursuant to one or more
         Security Documents in form reasonably satisfactory to the Required Holders."

     13. Section 6 of the Existing Note Agreement is hereby amended by adding the following new Section 6.15:

         "6.15 Receivables Purchase Agreement. At such time as any Receivables Purchase Agreement is replaced with a Revolving Loan Facility satisfactory to the Required Holders, neither the Company nor any of its Subsidiaries or SPVs will enter into, or be a party to, any Receivables Purchase Agreement."

     14. Section 7.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

         "7.1 Adjusted Consolidated Net Worth. The Company will not permit its Adjusted Consolidated Net Worth (calculated on the last day of each fiscal quarter) to be less than the Applicable Base plus the cumulative sum of 40% of Consolidated Net Income (but only if a positive number) for
         (i) each completed fiscal year of the Company ending after December 31, 2001, and (ii) the period from the beginning of the then current fiscal year through the end of the then most recently ended fiscal quarter which shall have been completed (if any shall have been completed) in such then current fiscal year; provided, that at any time the Company or any Subsidiary incurs additional Indebtedness, immediately following and after giving effect to the incurrence of such additional Indebtedness, the Adjusted Consolidated Net Worth shall not be less than the minimum Adjusted Consolidated Net Worth that would have been permitted as of the last day of the then most recently ended fiscal quarter."

     15. Section 7.2 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

         "7.2 Consolidated Debt. The Company will not permit the ratio (calculated on the last day of each fiscal quarter) of Consolidated Debt to Consolidated Total Capitalization to exceed the applicable ratio set forth opposite such quarter end in the table below; provided, that at any time the Company or any Subsidiary incurs additional Indebtedness, immediately following and after giving effect to the

                                  Exhibit A-14
         incurrence of such additional Indebtedness, the ratio of Consolidated Debt to Consolidated Total Capitalization shall not exceed the applicable ratio as of the then most recently ended fiscal quarter:


------------------------------------ ------------------------

Each Fiscal Quarter End              The applicable ratio is:
------------------------------------ ------------------------

Before December 31, 2003             First Year Ratio
------------------------------------ ------------------------

On or after December 31, 2003 and    Second Year Ratio
prior to March 31, 2004
------------------------------------ ------------------------

On or after March 31, 2004           .55 to 1.0"
------------------------------------ ------------------------


     16. Section 7.4 of the Existing Note Agreement is hereby amended by deleting paragraph (i) and adding new paragraphs (i), (j) and (k) to follow paragraph (h):

                  "(i) Liens in favor of the Collateral Agent to secure the Notes and the Other Senior Debt as provided in the Security Documents and an Acceptable Intercreditor Agreement; and

                  (j) Liens attaching solely to the property and assets of A. M. Castle Canada to secure Debt of A. M. Castle Canada and no other Debt; and

                  (k) Liens not otherwise permitted by paragraphs (a) through (j) of this Section 7.4 created, assumed or incurred subsequent to the Closing Date to secure Indebtedness, provided that at the time of creating, assuming or incurring such additional Indebtedness and after giving effect thereto and to the application of the proceeds therefrom the sum (without duplication) of the aggregate principal amount of outstanding Consolidated Indebtedness secured by Liens permitted by this Section 7.4(k) does not exceed 10% of Adjusted Consolidated Net Worth."

     17. section 7.5 of the Existing Note Agreement is hereby amended by (i) adding the phrase "(other than A. M. Castle Canada)" after the word "Subsidiary" in the second line and (ii) deleting the "." at the end of clause (b), substituting a ";" in lieu thereof and adding the following new language:

         "provided, however, that if any Subsidiary merges into any other Person in compliance with the terms hereof or conveys or transfers all or any part of its assets in compliance with the terms hereof and following such conveyance or transfer

                                  Exhibit A-15
         such Subsidiary no longer constitutes a Significant Subsidiary, then the Required Holders, pursuant to the terms of the Acceptable Intercreditor Agreement, will promptly take all necessary action to cause such Guarantor to be released from the Guarantee Agreement as of the time of such sale, conveyance or transfer."

     18. Section 7.6 of the Existing Note Agreement is hereby amended by (i) inserting the phrase "(other than A. M. Castle Canada)" after the word "Subsidiary" in the first sentence and (ii) adding the following new paragraph at the end of the section to read as follows:

         "If the Company or any Significant Subsidiary gives notice that it intends to sell, lease, transfer or otherwise dispose of any assets in compliance with the terms of this Section 7.6, the holders of the Notes, pursuant to the terms of the Acceptable Intercreditor Agreement, will promptly take such action reasonably requested by the Company to instruct the Collateral Agent to release such assets from the Liens granted pursuant to the Security Documents as of the time of any sale, lease, transfer or other disposition made in compliance with the terms of said Section 7.6."

     19. Section 7.7 of the Existing Note Agreement is hereby amended by (i) adding the phrase "(other than A. M. Castle Canada)" after the word "Subsidiary" in the first sentence and (ii) deleting the "." at the end of clause (c), substituting a ";" in lieu thereof and adding the following new paragraph:

         "provided, however, that if the Company gives notice that it intends to sell, transfer or otherwise dispose of the capital stock of a Guarantor in compliance with the terms of this
         Section 7.7, the holders of the Notes will promptly take all necessary action to cause such Guarantor to be released from the Guarantee Agreement and shall instruct the Collateral Agent to release the assets of such Guarantor from the Liens granted pursuant to the Security Documents, in each case, as of the time of any sale, transfer or other disposition made in compliance with the terms of said Section 7.7."

     20. Section 7.9 of the Existing Note Agreement is hereby amended by adding the phrase "and (iii) other than the sale of equity securities to an Affiliate on November 22, 2002" at the end thereof.

                                  Exhibit A-16

     21. Section 8.1 of the Existing Note Agreement is hereby amended by deleting the "." at the end of paragraph (h); subparagraph (vii) thereof and inserting ";" in lieu thereof and adding new paragraphs (i), (j), (k) and (l), to follow paragraph (h) (vii):

          "(i) except as otherwise specifically permitted and provided for in this Note Agreement, including, without limitation, Section 6.13, Section 7.6, Section 7.7 and paragraph 5(b) of the Second Amendment to this Agreement (i) the obligations of any Guarantor contained in the Guarantee Agreement or any of the Security Documents shall cease to be in full force and effect or shall be declared by a court or Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any such Guarantor; (ii) the Company or any Guarantor shall contest the validity or enforceability of the Guarantee Agreement or any of the Security Documents against any such Guarantor, or (iii) the Company or any Guarantor shall deny that such Guarantor has any further liability or obligation under the Guarantee Agreement or any of the Security Documents;

          (j) any representation or warranty made in writing by or on behalf of the Company or any Guarantor or by any officer of the Company or any Guarantor in any amendment to this Agreement (including, without limitation, the Second Amendment), the Guarantee Agreement or any Security Document or in any writing furnished in connection therewith or pursuant to the terms thereof proves to have been false or incorrect in any material respect on the date as of which made;

          (k) except as otherwise specifically permitted and provided for in this Note Agreement, including, without limitation, Section 6.13, Section 7.6, Section 7.7 and paragraph 5(b) of the Second Amendment to this Agreement (i) any Security Document shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared by any court or Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against the grantor thereunder; (ii) the validity or enforceability of any Security Document against the grantor thereof shall be contested by such grantor; or (iii) the Company or any Guarantor shall default in the performance or observance of any covenant or provisions under the Guarantee Agreement or any Security Document; or

          (l) the Company or any Subsidiary shall enter into a Receivables Purchase Agreement after the termination of the Existing Receivables Purchase Agreement (or any replacement thereof) and its replacement with a Revolving Credit Facility satisfactory to the Required Holders."

                                  Exhibit A-17

                                   EXHIBIT B1

                          AMENDMENTS TO EXISTING NOTES

     The Existing Notes outstanding on the Effective Date are hereby, without any further action required on the part of any other Person, deemed to be automatically amended to conform to and have the terms provided in Attachment I hereto (except that the principal amount and the payee of each Note shall remain unchanged). Any Note issued on or after the Effective Date shall be in the form of Attachment I hereto.

                                  Exhibit B1-1

                                  ATTACHMENT 1

                               A. M. CASTLE & CO.

                         RESET RATE SENIOR SECURED NOTE
                                Due May 30, 2009

                                 _______________

Registered Note No. R-____                                    __________________
$_________________________

     A. M. CASTLE & CO., a Maryland corporation (the "Company"), for value received, promises to pay to ______________ or registered assigns, on May 30, 2009, the principal amount of _________________ ($__________) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the Reset Rate specified in the Note Agreement referred to below from the date hereof until maturity, payable in arrears on May 30 and November 30, in each year, commencing November 30, 1997, and at maturity, and to pay interest on any overdue principal, on any overdue Make-Whole Amount and (to the extent legally enforceable) on any overdue installment of interest at a per annum rate equal to the greater of (a) 11.54% and (b) the sum of the reference rate announced by Bank of America NT&SA from time to time as its "prime rate" for United States domestic loans in United States dollars, plus 2%, until paid. Payments of the principal of, the Make-Whole Amount, if any, and the interest on this Note shall be made in lawful money of the United States of America in the manner and at the principal office of the Company.

     This Note is issued under and pursuant to the terms and provisions of the Note Agreement, dated as of May 15, 1997, entered into by the Company with the Purchasers named in Schedule I thereto (as may be amended from time to time, the "Note Agreement"), and this Note and any holder hereof are entitled to all of the benefits provided for by such Note Agreement or referred to therein. Reference is made to the Note Agreement for a statement of such benefits and for the terms governing this Note. Capitalized terms used herein shall have the meanings ascribed to them in the Note Agreement unless provided otherwise herein.

     As provided in the Note Agreement, upon surrender of this Note for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder hereof or its attorney duly authorized in writing, a new Note for a like unpaid principal amount will be issued to, and registered in the name of, the transferee upon the payment of the taxes or other governmental charges, if any, that may be imposed in connection therewith. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     This Note may be declared due prior to its expressed maturity date, voluntary prepayments may be made hereon and certain prepayments are required to be made hereon all in the events, on the terms and in the manner as provided in

                                  Exhibit B1-2
the Note Agreement. Such prepayments include certain required prepayments on May 30 of each year beginning May 30, 2005 through May 30, 2008, inclusive, with the remaining principal payable May 30, 2009, and certain optional prepayments with a Make-Whole Amount.

     Should the indebtedness represented by this Note or any part thereof be collected in any proceeding provided for in the Note Agreement or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, Make-Whole Amount, if any, and interest due and payable hereon, all costs of collecting this Note, including attorneys' fees and expenses.

     This Note and the Note Agreement are governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.


                                            A. M. CASTLE & CO.



                                            By:________________________________
                                            Title:


                                  Exhibit B1-3

                                    EXHIBIT D

                               [Form of Guarantee]

     This GUARANTEE AGREEMENT (as the same may hereafter be amended, supplemented or otherwise modified, this "Guarantee"), dated as of November 22, 2002, is by Datamet, Inc., an Illinois Corporation, Keystone Tube Company, LLC, a Delaware limited liability company, Total Plastics, Inc., a Michigan corporation, Paramont Machine Company, LLC, a Delaware limited liability company, Advanced Fabricating Technology, LLC, a Delaware limited liability company, Oliver Steel Plate Co., a Delaware corporation and Metal Mart, LLC, a Delaware limited liability company (each of whom, together with each other Person which from time to time becomes a Guarantor pursuant to Section 5 hereof, is referred to herein, individually, as a "Guarantor" and, collectively, as the "Guarantors"), in favor of Massachusetts Mutual Life Insurance Company and United of Omaha Life Insurance Company (together with their successors and assigns including, without limitation, future holders of the Notes (defined below), herein collectively referred to as the "Noteholders").

                                    RECITALS:

     WHEREAS, each of the Guarantors is a direct or indirect Subsidiary of A. M. Castle & Co., a Maryland corporation (together with its successors and assigns, the "Company");

     WHEREAS, the Guarantors' obligations under this Guarantee (and the Guarantors' obligations under guarantees to the Other Senior Creditors) shall be secured by Liens granted on certain property of the Guarantors pursuant to the terms of certain of the security documents to be entered into by the Guarantors (collectively, the "Security Documents");

     WHEREAS, the Company entered into a Note Agreement, dated as of May 15, 1997 (as amended by that certain First Amendment to Note Purchase Agreement dated December 1, 1998 and the Second Amendment (as defined below), and as may be further as amended, modified, restated or replaced from time to time, the "Note Agreement"), with the purchasers identified on Schedule 1 thereto (the "Purchasers"), pursuant to which the Company, among other things, issued to the Purchasers $25,000,000 of its 7.54% Senior Notes due May 30, 2009 (the "Notes").

     WHEREAS, the Noteholders agreed to the amendments to the Note Agreement and the Notes as set forth in that certain Second Amendment to Note Agreement, dated of even date herewith (the "Second Amendment") conditioned upon, among other things, the execution and delivery by the Guarantors of this Guarantee;

     WHEREAS, each Guarantor will receive substantial direct and indirect economic, financial and other benefits as a result of the amendments set forth in the Second Amendment.

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees as follows:

                                  Exhibit D-1

1.   DEFINITIONS.

     All capitalized terms used herein and not defined herein have the respective meanings given them in the Note Agreement.

2.   GUARANTEE.

     2.1. Guarantee of Payment and Performance. Each Guarantor hereby absolutely, unconditionally and irrevocably, on a joint and several basis with each other Guarantor, guarantees to the Noteholders:

          (a) the full and punctual payment by the Company of the principal of, and interest and Make-Whole Amount, if any, on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable, and all other indebtedness owing, by the Company to the Noteholders under the Note Agreement, the Notes, the Security Documents to be entered into by the Guarantors and each of the other instruments and agreements executed or to be executed in connection with the foregoing (collectively, the "Financing Documents") in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions of this Guarantee, the Note Agreement, the Notes and the other Financing Documents, including, without limitation, overdue interest, post-petition interest, indemnification payments and all of such obligations which would become due but for the operation of the automatic stay pursuant to Section 362(a) of the United States Bankruptcy Code and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code; and

          (b) the full and punctual performance by the Company of all duties, agreements, covenants and obligations of the Company contained in the Note Agreement, the Notes and the other Financing Documents, and the full and prompt payment, on demand, of all reasonable costs and expenses incurred by (x) the Noteholders in connection with the negotiation, preparation, execution and delivery of this Guarantee and (y) any one or more of the Noteholders or any trustee or agent acting on behalf of the Noteholders in enforcing any of their respective rights and remedies under this Guarantee, the Note Agreement, the Notes or any of the other Financing Documents, including, but not limited to, all reasonable attorney's fees and expenses (whether or not there is litigation), court costs and all costs in connection with any proceedings under the United States Bankruptcy Code (collectively, the "Guarantied Obligations"), provided that the Guarantor shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys representing the Noteholders.

     2.2. Nature of Guarantee. This is a continuing, absolute and unconditional Guarantee of payment and performance and not merely of collection, and shall continue in full force and effect until such time as the Guarantied Obligations have been fully and irrevocably paid.

                                  Exhibit D-2

     2.3. Binding Nature of Certain Adjudications. Each Guarantor shall be conclusively bound by the final adjudication in any action or proceeding, legal or otherwise to which the Company is a party, involving any controversy arising under, in connection with, or in any way related to, any of the Guarantied Obligations, and by a final judgment, award or decree entered therein.

     2.4. No Duty to Pursue Others. Upon any default with respect to the Guarantied Obligations, the Note Agreement or the Notes, and after the expiration of any notice or cure periods, any one or more of the Noteholders or any trustee or agent acting on the Noteholders' behalf may proceed to enforce its rights and remedies directly against any one or more of the Guarantors without first proceeding against the Company or any other Person liable for the Guarantied Obligations or any security for the Guarantied Obligations.

     2.5. No Release of Guarantors. Each Guarantor's liability under this Guarantee shall not be limited, diminished or extinguished by, and each Guarantor shall not be entitled to raise as a defense, any:

          (a) invalidity, irregularity or unenforceability of the Guarantied Obligations or of such Guarantor's obligations hereunder;

          (b) failure of such Guarantor to be given notice of default by the Company;

          (c) reorganization, merger or consolidation of the Company or any Guarantor into or with any other Person;

          (d) waiver of the Company's defaults or extensions of due dates for payments or other accommodations, indulgences or forbearance granted to the Company;

          (e) release of or non-perfection with respect to part or all of any security for the Guarantied Obligations or the Notes;

          (f) taking or accepting of any other security, collateral or guaranty of payment of any or all of the Guarantied Obligations or the Notes;

          (g) release of or settlement or compromise with any one or more Persons who constitute guarantors or the release of or settlement or compromise with any one or more Persons who are otherwise liable for the payment or performance of all or any portion of the Guarantied Obligations or the Notes and who are not primary obligors thereon;

                    (h) any loss or impairment of any right of any Guarantor for subrogation, reimbursement or contributions;

                    (i) assignment or other transfer by the Noteholders (or any trustee or agent acting on the behalf of the Noteholders, as the case may be) of any part of the Guarantied Obligations or the Notes, or any collateral or security securing any portion of the Guarantied Obligations or the Notes;

                                  Exhibit D-3

                    (j) illegality or impossibility of performance on the part of the Company or the Guarantors under the Note Agreement, the Notes or this Guarantee; or

                    (k) other acts or omissions of the Noteholders which, in the absence of this Section, would operate so as to impair, diminish or extinguish any Guarantor's liability under this Guarantee.

     2.6. Certain Waivers.

          (a) Waiver of Notice. Each Guarantor hereby waives notice of (i) acceptance of this Guarantee, (ii) any amendment, extension or other modification of the Note Agreement, the Notes and/or any of the other Financing Documents, (iii) any loans or advances made by any one or more of the Noteholders to the Company, (iv) the occurrence of a Default or Event of Default under the Note Agreement or the Notes, (v) any transfer or other disposition of the Guarantied Obligations or the Notes pursuant to Section 10 of the Note Agreement, and (vi) any other action at any time taken or omitted by the Noteholders or by any trustee or agent acting on behalf of any one or more Noteholder, and generally, all demands and notices of every kind in connection with this Guarantee, the Note Agreement, the Notes and the other Financing Documents, except as provided herein and in the Note Agreement.

          (b) Certain Other Waivers. Each Guarantor hereby waives (i) diligence, presentment, demand for payment, protest or notice, whether of nonpayment, dishonor, protest or otherwise, (ii) all setoffs, counterclaims and claims of recoupment against, the Guarantied Obligations or the Notes that may be available to the Company or any other guarantor of the Guarantied Obligations or the Notes (it being understood that the waivers set forth anywhere in this Guarantee shall not preclude any action by such Guarantor, after payment in full of its obligations hereunder, to recover for any tortious action which resulted in injury to such Guarantor), (iii) any defense based upon or in any way related to any claim that any election of remedies by any one or more of the Noteholders (or by any trustee or agent acting on behalf of the Noteholders) impaired, reduced, released or otherwise extinguished any rights such Guarantor might otherwise have had against the Company or any security, (iv) any claim based upon or in any way related to any of the matters referred to in Section 2.5, and (v) any claim that this Guarantee should be strictly construed against the Noteholders.

     2.7. Bankruptcy; Other Matters. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, or for any other reason any Noteholder must rescind or restore any payment received by such Noteholder in connection with the Guarantied Obligations, the Note Agreement, the Notes or any other Financing Documents, or the Company ceases to be liable to any Noteholder for any of the Notes (other than by the full and irrevocable payment in full thereof), then any prior release or discharge from this Guarantee shall be without effect and this Guarantee and the obligations of Guarantor hereunder shall remain in full force and effect.

                                  Exhibit D-4

     2.8. Payments by Guarantors. If all or any part of the Guarantied Obligations or the Notes are not paid when due, whether at maturity, by reason of acceleration, or otherwise, and remain unpaid until the expiration of any applicable grace or cure period, or otherwise upon the occurrence and continuance of any Event of Default, the Guarantors shall, immediately upon demand by any Noteholder (or any trustee or agent acting on behalf of the Noteholders), and without presentment, protest, notice of protest, notice of nonpayment, notice of intention to accelerate or acceleration or any other notice whatsoever, pay in immediately available funds, the amount due on the Guarantied Obligations for distribution to such Noteholder. All obligations of the Guarantors under this Guarantee shall be performable and payable to each Noteholder at its offices at the addresses set forth in Schedule A of the Note Agreement.

     2.9. Failure to Pay Guarantied Obligations. If any Guarantor fails to pay the Guarantied Obligations as required by this Guarantee, then each of the Guarantors, as the principal obligor and not as a guarantor only, shall jointly and severally pay, on demand, all out-of-pocket costs and expenses incurred or expended by any one or more of the Noteholders (and any trustee or agent acting on behalf of the Noteholders) in connection with the enforcement of, and the preservation of the Noteholders' rights under and with respect to, this Guarantee, including, but not limited to, all reasonable attorney's fees and expenses (whether or not there is litigation), court costs and all costs incurred in connection with any proceedings under the United States Bankruptcy Code, provided that the Guarantor shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys representing the Noteholders. Until paid, all such amounts recoverable under this Section 2.9 shall bear interest from the time when such amounts become due until payment in full thereof at the rate for overdue principal set forth in the Note Agreement.

     2.10. Subordination of Affiliate Obligations. Each of the Guarantors agrees that all Affiliate Obligations (as defined below), interest thereon, and all other amounts due with respect thereto, are hereby subordinated as to time of payment and in all other respects to all the Guarantied Obligations. Each Guarantor agrees that at all times during the existence of an Event of Default, such Guarantor shall not be entitled to enforce or receive any payment in respect thereof until all sums then due and owing to any one or more of the Noteholders in respect of the Guarantied Obligations shall have been paid in full. If any payment shall have been made to any Guarantor by the Company or such indebted Person on any such Affiliate Obligation during any time that an Event of Default exists and there are Guarantied Obligations outstanding, such Guarantor shall collect and receive all such payments as trustee for the Noteholders, to the extent of all amounts owing with respect to this Guarantee, and such amounts shall be immediately paid over to the Noteholders (or any trustee or agent acting on behalf of the Noteholders), without affecting in any manner the liability of the Guarantors under the other provisions of this Guarantee. For purposes of this Section 2.10, "Affiliate Obligation" means any indebtedness of any kind of the Company, or any Person obligated in respect of the Guarantied Obligations to Guarantor.

     2.11. Postponement of Subrogation Rights. No Guarantor will exercise any Subrogation Rights (as defined below) which it may acquire with respect to this Guarantee, until the prior and indefeasible payment, in full and in cash, of all Guarantied Obligations. Any amount paid to a Guarantor by or on behalf of the

                                  Exhibit D-5

Company or any other guarantor of the Guarantied Obligations on account of any such Subrogation Rights prior to the payment in full of all Guarantied Obligations shall immediately be paid over to the Noteholders and credited and applied against the Guarantied Obligations whether matured or unmatured, in accordance with the terms of the Note Agreement. In furtherance of the foregoing, for so long as any Guarantied Obligations remain outstanding, no Guarantor shall take any action or commence any proceeding against the Company or any other guarantor of the Guarantied Obligation, (or any of their respective successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guarantee to the Noteholders and each Guarantor hereby forbears realizing any benefit of and any right to participate in any security which may be held by the Noteholders or any agent or trustee acting on their behalf. For purposes of this
Section 2.11, "Subrogation Right" means any right of contribution, subrogation, reimbursement, indemnity, or repayment, and any other "claim", as that term is defined in the United States Bankruptcy Code, which any Guarantor might now have or hereafter acquire against the Company or any other guarantor of the Guarantied Obligations that arises from the existence or performance of such Guarantor's obligations under this Guarantee, and any right to participate in any security for the Guarantied Obligations.

     2.12. Notices in Respect of Payments. If any Guarantor shall pay to any holder of the Notes from time to time any amount in respect of the Guarantied Obligations, such Guarantor shall, within five (5) Business Days after making such payment, provide notice of such payment to each other holder of the Notes at such time.

     2.13. Limitation on Guarantied Obligations. Notwithstanding anything in
Section 2.1 or elsewhere in this Guarantee or any other Financing Document to the contrary, the obligations of the Guarantors under this Guarantee shall at each point in time be limited to an aggregate amount equal to the greatest amount that would not result in such obligations being subject to avoidance, or otherwise result in such obligations being unenforceable, at such time under applicable law (including, without limitation, to the extent, and only to the extent, applicable to the Guarantors, Section 548 of the United States Bankruptcy Code and any comparable provisions of the law of any other jurisdiction, any capital preservation law of any jurisdiction and any other law of any jurisdiction that at such time limits the enforceability of the obligations of the Guarantors under this Guarantee). This Section 2.13 is intended solely to preserve the rights of the Noteholders hereunder to the maximum extent permitted by applicable law, and neither the Guarantors nor any other Person shall have any rights under this Section 2.13 that it would not otherwise have under applicable law.

     2.14. Separate Action; Other Enforcement Rights. Each of the rights and remedies granted under this Guarantee to any Noteholder in respect of the Notes held by such Noteholder may be exercised by such Noteholder without notice by such Noteholder to, or the consent of or any other action by, any other holder of the Notes from time to time. Any one or more of the Noteholders may proceed to protect and enforce this Guarantee by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted or for the recovery of judgment for the obligations hereby guaranteed or for the enforcement of any other proper legal or equitable remedy available under applicable law.

                                  Exhibit D-6

     2.15. Security. The Guarantied Obligations and the obligations of each Guarantor set forth herein will be secured pursuant to certain of the Security Documents to which such Guarantor is a party and each agent or trustee acting on behalf of the Noteholders, shall be entitled to all of the rights, remedies and benefits of the Security Documents to which such Guarantor is a party.

3.   REPRESENTATIONS AND WARRANTIES.

     Each Guarantor hereby represents and warrants to the Noteholders that:

     3.1. Organization and Existence. The Guarantor is duly organized and existing in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing where the nature or extent of its businesses or properties requires it to be qualified to do business except where the failure to so qualify will not have a material adverse effect on the business, operations, profits, financial condition, properties or business prospects of such Guarantor or on its ability to perform its obligations hereunder and under the other Financing Documents. The Guarantor has the power and authority to own its properties and carry on its business as now being conducted.

     3.2. Authorization. The Guarantor is duly authorized to execute and perform this Guarantee and this Guarantee has been properly authorized by all requisite action of such Guarantor. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or any other Person, is required in connection with the execution, delivery or performance of this Guarantee, except for those already duly obtained.

     3.3. Due Execution. This Guarantee has been executed on behalf of such Guarantor by a Person duly authorized to do so.

     3.4. Enforceability. This Guarantee constitutes the legal, valid and binding obligation of the Guarantor, enforceable against such Guarantor in accordance with its terms, except to the extent that the enforceability thereof against such Guarantor may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally or by equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                  Exhibit D-7

     3.5. Legal Restraints. The execution of this Guarantee by the Guarantor and the performance by such Guarantor of its obligations under this Guarantee, will not (i) violate or constitute a default under the certificate or articles of incorporation, bylaws or other organizational documents of such Guarantor as applicable, (ii) except as contemplated by the Security Documents and the granting of Liens to secure Other Senior Debt, result in any Lien being imposed on any of such Guarantor's property, or (iii) violate or constitute a default under any agreement to which the Guarantor is a party or any law, ordinance, governmental rule or regulation to which it is subject, except where such violation or default could not reasonably be expected to have a material adverse effect on the business, operations, profits, financial condition, properties or business prospects of such Guarantor or on its ability to perform its obligations hereunder and under the other Financing Documents.

     3.6. No Material Proceedings. There are no proceedings, actions or investigations pending or, to the knowledge of the Guarantor, threatened against such Guarantor that, in the aggregate for all such proceedings, actions and investigations, could reasonably be expected to have a material adverse effect on the business, operations, profits, financial condition, properties or business prospects of such Guarantor or on its ability to perform its obligations hereunder and under the other Financing Documents.

     3.7. Compliance with Laws. The Guarantor is in compliance with all laws, ordinances, governmental rules and regulations to which it is subject, except for such failures to comply that, in the aggregate for all such failures, could not reasonably be expected to have a material adverse effect on the business, operations, profits, financial condition, properties or business prospects of such Guarantor or on its ability to perform its obligations hereunder and under the other Financing Documents.

     3.8. Other Names. Except for the trade names set forth in Schedule 3.8, the Guarantor has not used, and does not use, any name other than the full name which identifies such Guarantor in this Guarantee.

     3.9. No Defaults. The Guarantor has not breached or violated, or is not in default under, any agreement to which it is a party, and is not in default with respect to any of its obligations, except for such breaches, violations and defaults that, in the aggregate for all such breaches, violations and defaults, could not reasonably be expected to have a material adverse effect on the business, operations, profits, financial condition, properties or business prospects of such Guarantor or on its ability to perform its obligations hereunder and under the other Financing Documents.

     3.10. Independent Credit Evaluation. The Guarantor has independently, and without reliance on any information supplied by any one or more of the Noteholders, taken, and will continue to take, whatever steps such Guarantor deems necessary to evaluate the financial condition and affairs of the Company, and the Noteholders shall have no duty to advise the Guarantor of information at any time known to the Noteholders regarding such financial condition or affairs.

     3.11. No Representation By Agent. None of the Noteholders nor any trustee or agent acting on their behalf has made any representation, warranty or statement to the Guarantor to induce such Guarantor to execute this Guarantee.

                                  Exhibit D-8

     3.12. Survival. All representations and warranties made by the Guarantor herein shall survive the execution hereof and may be relied upon by the Noteholders as being true and accurate until the Guarantied Obligations are fully and irrevocably paid.

4.   COVENANTS.

     4.1 Corporate Existence; Scope of Business; Compliance with Law; Preservation of Enforceability. Each Guarantor covenants that from the date hereof and until the Guarantied Obligations and the Notes are fully and irrevocably paid, such Guarantor shall

          (a) preserve and maintain its existence in good standing and its right to transact business in those states in which it is now or hereafter doing business and obtain and maintain all licenses, except where the failure to obtain and maintain such licenses that, in the aggregate for all such failures, could not reasonably be expected to have a material adverse effect on the business, operations, profits, financial condition, properties or business prospects of such Guarantor or on its ability to perform its obligations hereunder and under the other Financing Documents;

          (b) comply, with all applicable laws, ordinances, governmental rules and regulations to which it is subject, except where such failure to comply could not reasonably be expected to have a material adverse effect on the business, operations, profits, financial condition, properties or business prospects of such Guarantor; or on its ability to perform its obligations hereunder and under the other Financing Documents; and

          (c) take all action and obtain all consents and governmental approvals required so that its obligations under this Guarantee will at all times be legal, valid and binding and enforceable in accordance with the terms hereof.

                                  Exhibit D-9

5.   ADDITIONAL GUARANTORS.

     In accordance with Section 6.13 of the Note Agreement, additional Persons may from time to time after the date of this Guarantee become Guarantors under this Guarantee by executing and delivering to the Noteholders a joinder agreement (a "Joinder Agreement") to this Guarantee in substantially the form attached as Exhibit A to this Guarantee. Effective from and after the date of the execution and delivery by any Person to the Noteholders of a Joinder Agreement, such Person shall be, and shall be deemed for all purposes to be, a Guarantor under this Guarantee with the same force and effect, and subject to the same agreements, representations, guarantees, indemnities, liabilities and obligations, as if such Person were, effective as of such date, an original signatory to this Guarantee as a Guarantor. The execution and delivery of a Joinder Agreement by any Person shall not require the consent of any other Guarantor and all of the Guarantied Obligations of each Guarantor under this Guarantee shall remain in force and effect notwithstanding the addition of any additional Guarantor to this Guarantee.

6.   SUCCESSORS AND ASSIGNS.

     This Guarantee shall bind the successors, assignees, trustees, and administrators of the Guarantor and shall inure to the benefit of each of the Noteholders, and each of its successors, transferees, participants and assignees.

7.   CONTINUANCE OF GUARANTEE.

     Each Guarantor is liable under this Guarantee for the full amount of the Guarantied Obligations. Any holder of the Notes from time to time may release, settle with or compromise with any one or more Persons who are otherwise liable for the payment or performance of all or any portion of the Guarantied Obligations without impairing, diminishing or releasing the rights of any other holders of the Notes hereunder against any Guarantor or any other Person liable for the Guarantied Obligations. This Guarantee shall continue in full force and effect and shall bind Guarantor notwithstanding the death or release of any other Person who is otherwise liable for the payment or performance of all or any portion of the Guarantied Obligations.

8.   AMENDMENTS AND WAIVERS.

     No amendment to, waiver of, or departure from full compliance with any provision of this Guarantee, or consent to any departure by any Guarantor herefrom, shall be effective unless it is in writing and signed by authorized officers of each Guarantor directly affected thereby and the Noteholders; provided, however, that any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No failure by any Noteholder to exercise, and no delay by any Noteholder in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Noteholder of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege.

                                  Exhibit D-10

9.   RIGHTS CUMULATIVE.

     Each of the rights and remedies of the Noteholders under this Guarantee shall be in addition to all of their other rights and remedies under applicable law, and nothing in this Guarantee shall be construed as limiting any such rights or remedies.

10.  SERVICE OF PROCESS.

     EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO IT AT ITS ADDRESS SET FORTH IN ANNEX 1 HERETO. SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED AS OF THE DATE THAT SUCH GUARANTOR SIGNS THE RETURN RECEIPT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE NOTEHOLDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.  WAIVER OF JURY TRIAL.

     EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS GUARANTEE.

12.  SEVERABILITY.

     Any provision of this Guarantee which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

13.  GOVERNING LAW.

     THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

14.  SECTION HEADINGS.

     Section headings are for convenience only and shall not affect the interpretation of this Guarantee.

                                  Exhibit D-11

15.  LIMITATION OF LIABILITY.

     THE NOTEHOLDERS SHALL NOT HAVE ANY LIABILITY WITH RESPECT TO, AND EACH OF THE GUARANTORS HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, (a) ANY LOSS OR DAMAGE SUSTAINED BY ANY GUARANTOR THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY ACT OR FAILURE TO ACT REFERRED TO IN SECTION 2.5 OR (b) ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY ANY GUARANTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS GUARANTEE.

16.  ENTIRE AGREEMENT.

     This Guarantee embodies the entire agreement among Guarantors and the Noteholders relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

17.  COMMUNICATIONS.

All notices and other communications to the Noteholders or Guarantors hereunder shall be in writing, shall be delivered in the manner and with the effect, as provided by the Note Agreement, and shall be addressed to the Guarantors as set forth in Annex 1 hereto and to the Noteholders as set forth in the Note Agreement.

18.  DUPLICATE ORIGINALS.

     Two or more duplicate counterpart originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of any executed signature page to this Guarantee by any Guarantor by facsimile transmission shall be as effective as delivery of a manually executed copy of this Guarantee by such Guarantor.

19.  NOTICES.

     Nothing in this Guarantee shall void or abrogate any obligation of the Company, any Guarantor or any Noteholder to give any notice specifically required to be given by such Person in any provision of any Financing Document.

20.  TERMINATION.

     Subject to Section 2.7, this Guarantee shall terminate and have no further force or effect upon payment in full of the Guarantied Obligations.


   [Remainder of page intentionally left blank. Next page is signature page.]


                                  Exhibit D-12

     IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                            KEYSTONE TUBE COMPANY, LLC


                                            By:_____________________________
                                            Name:
                                            Title:



                                            TOTAL PLASTICS, INC.


                                            By:_____________________________
                                            Name:
                                            Title:



                                            PARAMONT MACHINE COMPANY LLC


                                            By:_____________________________
                                            Name:
                                            Title:



                                            ADVANCED FABRICATING TECHNOLOGY, LLC


                                            By:_____________________________
                                            Name:
                                            Title:



                                            OLIVER STEEL PLATE CO.


                                            By:_____________________________
                                            Name:
                                            Title:


                                   Annex 1-1

                                            METAL MART, LLC


                                            By:_____________________________
                                            Name:
                                            Title:



                                            DATAMET, INC.


                                            By:_____________________________
                                            Name:
                                            Title:


                                   Annex 1-2

                                                                       EXHIBIT A

                           [FORM OF JOINDER AGREEMENT]


                JOINDER AGREEMENT NO. ___ TO GUARANTEE AGREEMENT

                             Re: A. M. CASTLE & CO.


This Joinder Agreement is made as of ________________, in favor of the Noteholders (as such terms are defined in the Castle Guaranty, as hereinafter defined).

A. Reference is made to the Guarantee Agreement made as of November 22, 2002 (as such Guaranty may be supplemented, amended, restated or consolidated from time to time, the "Castle Guaranty") by certain Persons in favor of the holders from time to time of the Notes (as defined in the Castle Guaranty), under which such Persons have guaranteed to the Noteholders the due payment and performance by A.
M. Castle & Co. ("Castle") of all its present and future indebtedness, liabilities and obligations to the Noteholders in connection with the Note Agreement.

B. Capitalized terms used but not otherwise defined in this Joinder Agreement have the respective meanings given to such terms in the Castle Guaranty, including the definitions of terms incorporated in the Castle Guaranty by reference to other agreements.

C. Section 5 of the Castle Guaranty provides that additional Persons may from time to time after the date of the Castle Guaranty become Guarantors under the Castle Guaranty by executing and delivering to the Noteholders a supplemental agreement to the Castle Guaranty in the form of this Joinder Agreement.

For valuable consideration, each of the undersigned (each a "New Guarantor") severally (and not jointly, or jointly and severally) agrees as follows:

   1. Each of the New Guarantors has received a copy of, and has reviewed, the Castle Guaranty and the Note Agreement in existence on the date of this Joinder Agreement and is executing and delivering this Joinder Agreement to the Noteholders pursuant to Section 5 of the Castle Guaranty.

   2. Effective from and after the date this Joinder Agreement is executed and delivered to the Noteholders by any one of the New Guarantors (and irrespective of whether this Joinder Agreement has been executed and delivered by any other Person), such New Guarantor is, and shall be deemed for all purposes to be, a Guarantor under the Castle Guaranty with the same force and effect, and subject to the same agreements, representations, guarantees, indemnities, liabilities and obligations, as if such New Guarantor was, effective as of the date of this Joinder Agreement, an original signatory to the Castle Guaranty as a Guarantor. In furtherance of the foregoing, each of the New Guarantors jointly and severally guarantees to the Noteholders in accordance with the provisions of the Castle Guaranty the due and punctual payment and performance in full of each of the Guarantied Obligations as each such Guarantied Obligation becomes due from

                                  Exhibit A-1
time to time (whether because of maturity, default, demand, acceleration or otherwise) and understands, agrees and confirms that the Noteholders may enforce the Castle Guaranty and this Joinder Agreement against such New Guarantor for the benefit of the Noteholders up to the full amount of the Guarantied Obligations without proceeding against any other Guarantor, Castle, any other Person or any collateral securing the Guarantied Obligations. The terms and provisions of the Castle Guaranty are incorporated by reference in this Joinder Agreement.

   3. Upon this Joinder Agreement bearing the signature of any Person claiming to have authority to bind any New Guarantor coming into the hands of the Noteholders, and irrespective of whether this Joinder Agreement or the Castle Guaranty has been executed by any other Person, this Joinder Agreement will be deemed to be finally and irrevocably executed and delivered by, and be effective and binding on, and enforceable against, such New Guarantor free from any promise or condition affecting or limiting the liabilities of such New Guarantor and such New Guarantor shall be, and shall be deemed for all purposes to be, a Guarantor under the Castle Guaranty. No statement, representation, agreement or promise by any officer, employee or agent of any one or more of the Noteholders, forms any part of this Joinder Agreement or the Castle Guaranty or has induced the making of this Joinder Agreement or the Castle Guaranty by any of the New Guarantors or in any way affects any of the obligations or liabilities of any of the New Guarantors in respect of the Guarantied Obligations.

   4. This Joinder Agreement may be executed in counterparts. Each executed counterpart shall be deemed to be an original and all counterparts taken together shall constitute one and the same Joinder Agreement. Delivery of an executed signature page to this Joinder Agreement by any New Guarantor by facsimile transmission shall be as effective as delivery of a manually executed copy of this Joinder Agreement by such New Guarantor.

   5. This Joinder Agreement is a contract made under, and will for all purposes be governed by and interpreted and enforced according to, the internal laws of the State of Illinois excluding any conflict of laws rule or principle which might refer these matters to the laws of another jurisdiction.

   6. This Joinder Agreement and the Castle Guaranty shall be binding upon each of the New Guarantors and the successors of each of the New Guarantors. None of the New Guarantors may assign any of its obligations or liabilities in respect of the Guarantied Obligations.

   IN WITNESS OF WHICH this Joinder Agreement has been duly executed and delivered by each of the New Guarantors as of the date indicated on the first page of this Joinder Agreement.

                                            [NEW GUARANTOR]


                                            By: _______________________
                                            Name:
                                            Title:

                                  Exhibit A-2